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                                                                Exhibit 10.11

                CHANGEPOINT - ARTEMIS INTERNATIONAL JOINT VENTURE

                           MEMORANDUM OF UNDERSTANDING

1. PURPOSE AND      Artemis International France Sarl ("AI") and Changepoint
   OVERVIEW:        Europe Ltd. ("CPE") intend to create a corporate joint
                    venture in France, Changepoint France Sarl ("CPF").

                    CPF's objective is to become the leading centre of excellence in the provision of Professional Services Automation solutions (the "Changepoint Products") and related services in the French speaking regions of the Euro zone.

                    The objective will be achieved through CPF becoming the exclusive marketing representative of the Changepoint Products in France and the other French speaking regions of Europe (the "Territory"). CPF will provide consulting, sales support, implementation and integration services, pre-sales support, first and second-line software support and maintenance services, and the coordination of the translation of Changepoint products into the French language.

                    The development and launch of a myChangepoint service and an ASP service offering access to Changepoint products in the Territory is also an objective of CPF, however the timing of the development of these services has not been determined and the financial terms governing their offering may differ from those set out herein.

2. SHARE OWNERSHIP  CPE will own 60% and AI will own 40% of the issued and
   AND INITIAL      outstanding shares in the capital of CPF and the
   CAPITALIZATION:  initial capitalization costs of CPF will be shared by the parties in the same ratio as their ownership of shares.

3. START-UP COSTS:  The start-up costs, beginning on the effective date of the
                    Shareholder Agreement, related to the joint venture will be shared by the parties in the same ratio as their ownership of shares. The parties will each be responsible for their respective legal and other professional fees (e.g., tax advisors).

4. GOVERNANCE:      The parties will enter into a shareholder agreement to
                    provide for the conduct of the business of CPF, to provide for the transfer and ownership of shares in the capital of CPF and to govern the relationship between the parties. The shareholder agreement will address the issue of termination of the joint venture.

                    The board of directors will be responsible for the overall management of CPF. The initial board of directors will include 2
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                    representatives of CPE and 1 representative of AI. The board of directors will determine the size and frequency of dividend payments to shareholders and will consider the retained earnings proposals submitted by management

                    The parties will agree upon a list of corporate actions that require the approval of the board of directors, including:

                    - All financing by debt or equity;

                    - Changes to the capital structure of CPF;

                    - Changes in the financial year;

                    - Non-arm's length dealings;

                    - Approval of the annual budget;

                    - Expenditures in excess of relevant budgets;

                    - Changes in senior management.

5.  MANAGEMENT:     AI will appoint the majority of the initial officers of CPF from its ranks. The officers of CPF will be responsible for day-to-day operations.

                    The officers of CPF will prepare in June of each year for the following two years a strategic plan and budget (including revenue, expense and profit forecasts) for the approval of a majority of the board of directors

                    The officers of CPF will from time to time submit proposals to the board of directors regarding the suggested level of retained earnings to promote the growth of the joint venture.

                    All employees and officers of CPF will sign Changepoint standard confidentiality, non-competition and intellectual property agreement.

6. INITIAL BUDGET   The initial business plan and budget for CPF is attached as
                    Appendix A.

7. EXPENSES:        CPF will not incur or commit to expenses other than as
                    contemplated in the budget described in clause 5, without requisite board approval.

8. PUT AND CALL     1.  Subject to the conditions below:
   OPTIONS
                         i) Changepoint Europe (CPE) may at its option exercise
                            its CALL option to buy the 40% of Changepoint France
                            (CPF) it does not currently own.

                        ii) Artemis International (AI) may at its option
                            exercise
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                            its PUT option, requiring CPE to purchase the 40%
                            of CPF it does not currently own.

                    2.  Conditions:

                        a) Either party will provide the other 3 months notice of their intention to exercise either a PUT or a CALL

                        b) The price of the PUT and CALL options will be determined by applying the following formula:


                                               CPF Revenue


                                                Divided by:

                                     Consolidated CPNT Corp Revenue


                                                  Times:

                                              Value of CPNT


                                                  Times:

                                           Percentage Ownership


                                                  Times:

                                          Discount for PUT or CALL


                                                  Where:

                            - CPF REVENUE is the revenue (from license sales,
                              maintenance and consulting) from Changepoint
                              France in the previous 3 months.

                            - CONSOLIDATED CPNT CORP REVENUE is the GAAP revenue
                              recognized by Changepoint Corporation from
                              operations in the previous 3 months. The revenue from CPF is consolidated at the rate of 60%
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                              of CPF REVENUE

                            - VALUE OF CPNT is the Stock Price multiplied by
                              the number of outstanding shares. The Stock Price will be the lesser of the average trading price of CPNT over the previous 3 months and the price of CPNT at the date of exercising the option. If CPNT is not publicly traded than the value of CPNT will be determined by an independent third party valuator agreeable to both AI and CPE. CPE will pay for the services of the valuator.

                            - PERCENTAGE OWNERSHIP is the portion of CPF owned
                              by AI (ie 40%)

                            - DISCOUNT FOR PUT OR CALL is: 20% for CALL and 60%
                              for PUT during the first 24 months of the Shareholder Agreement and 50% thereafter.

                        c) During the first 18 months following the effective date of the Shareholder Agreement, the value of the CALL option will be the greater of the formula in a) above and the appropriate value from the following table:


                                             Months of Operation

                                                    Value


                                       From month 1 to month 6 inclusive

                                                  $1,000,000


                                       From month 7 to month 12 inclusive

                                                  $2,000,000


                                       From month 13 to month 18 inclusive

                                                   $3,000,000


                        d) If the profitability of CPF measured on a cumulative year to date basis from the beginning of CPF's budget year is not:

                            i.  equal to or greater than the board
                                approved budget or
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                            ii. above 10%

                            then the value of the PUT option will be equal to any loses incurred by AI in CPF from the effective date of the Shareholder Agreement

                        e) If all or substantially all of the shares of Changepoint Corp are acquired by a third party, AI will have the right to execute a PUT at the same value as the Changepoint CALL.

                        f) Changepoint will have the right to exercise a CALL by repaying AI any loses AI has incurred in CPF from the effective date of the Shareholder Agreement, if during the first 24 months following the effective date of the Shareholder Agreement.

                            i.  the management shareholdings in AI are
                                reduced below 50% by sale to any other
                                third party than Artemis Management Systems or its shareholders.

                           iii) At its option, Changepoint will have the right
                                to pay amounts owning AI from the exercise of the PUT or CALL options in cash or shares, if those shares are liquid, in Changepoint.

                    3. AI will provide CPE with pre-emption rights and rights of first refusal prior to sale to a third party

9.  NON-COMPETE     AI will refrain from competing directly with the
    FOLLOWING       business of CPE or for two years from the date
    TERMINATION     that either CPF is dissolved or CPE purchases
                    AI's shares in CPF.

10. DISTRIBUTION    Changepoint will appoint CPF as the exclusive
    AGREEMENT:      distributor of Changepoint products in the
                    Territory. CPF will sign a CPE distributor agreement which will provide for the terms of distribution, including:

                    1.  End user contracts:

                        CPF will contract directly with end users in the Territory using a contract form that is acceptable to CPE.

                    2.  Revenue share:

                        CPF will pay CPE a 40% share of the license revenue, net of delivery charges, taxes, and returns from licenses for Changepoint products to end users in the Territory.

                    3.  Support and maintenance:

                        CPF will contract directly with end users in the Territory for the
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                        provision of software support and maintenance. CPF
                        will provide first and second level support and CPE will provide third level support through CPF for Changepoint products licensed to end users in the Territory. Support and maintenance revenue will be split 60% for CPF and 40% for CPE.

                    4.  Master distributor:

                        CPF will have the right to appoint sub-distributors in the Territory. CPF agrees to cooperate in good faith with CPE if CPE signs a distribution agreement with a distributor outside the territory allowing them to distribute in the territory. This cooperation will include the right to sign a single distribution agreement with the out of territory distributor. (Revenue recognition rules to be defined in the latter case)

                        Training

                        g) CPF will train its sales staff to sell Changepoint products.

                        h) CPF will train its technical staff to provide technical sales support (i.e. ability to conduct demonstrations and develop a business case based on the Changepoint Return of Investment methodology)

                        i) CPE will provide training to CPF staff. CPF will be responsible for Travel and Expenses of CPE staff.

                        j) CPE will provide implementation assistance to CPF for the first three engagements at twenty (20) percent discount to its standard services rates as part of the initial ramp up of the CPE services group. The expectation is that CPE staff would lead the first engagement; CPF staff would take the lead on the two subsequent opportunities with CPE shadowing and supporting the latter two implementations.

                    5.  Reporting

                        CPF will provide a monthly report of activity and opportunities in a format to be mutually agreed upon.

                    6.  Demonstration Software and Hardware

                        Changepoint will provide CPF with copies of
                        Changepoint products for demonstration purposes.
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7. CONSULTING       CPF will provide consulting services to end users in the
   SERVICES         territory and will keep 100% of the consulting revenue.

                    On request, CPF may also provide consulting services to end users outside the Territory and, in this case, the consulting revenue will be split 80% to CPF and 20% to the appropriate Changepoint operation. If, at CPF's request, another Changepoint operation provides consulting services to end users in the territory, the consulting revenue will be split 80% to the Changepoint affiliate and 20% to CPF.

8. LOCALIZATION     CPE will develop a French language version of the
                    Changepoint products for sale in the Territory. CPF will provide assistance, at no charge, as required. This assistance will include co-ordination with in-Territory organizations that provide translation services and QA reviews.

9. NEW PRODUCTS,    CPF will not, without CPE's consent, develop, market,
   TRADEMARKS,      license, sell or otherwise commercialize any product
   TRADE NAMES      provided by or based on a product from any third party that
   AND LOGOS:       would compete with the products marketed from time to time by CPE.

                    Subject to the terms herein, CPF will have an exclusive license to use the CPE trademarks, trade names and logos in the Territory. CPF will be subject to CPE's trademark and logo policy as provided from time to time.

                    All (a) marketing and advertising materials, (b) website (initial and revisions), and (c) sales and marketing collateral will be provided to CPE by CPF for approval by CPE prior to any use by CPF.

10. GENERAL:        The terms of the Joint Venture will be formalized in
                    agreements to be drafted by counsel and will be subject to tax advice.

                    All announcements to third parties (including public announcements) about the joint venture require the prior written approval of both parties.

11. TIMING:         Upon execution of this term sheet, the parties will take
                    the necessary steps to create the joint venture as soon as possible.

12. NON-BINDING     This term sheet summarizes the parties' intentions regarding
    TERM SHEET:     the joint venture. This term sheet is not binding on either party.
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13. CONFI-          The parties agree to keep the contents of this term sheet
    DENTIALITY:     and the discussions about the joint venture confidential
                    and neither party will disclose any information about the joint venture to a third party, other than legal and tax advisors, without the prior written consent of the other party. Notwithstanding that the term sheet is not binding, the confidentiality obligations in this section are intended to be legally binding.



ARTEMIS INTERNATIONAL FRANCE SARL.         CHANGEPOINT EUROPE LTD.

Accepted and agreed to                     Accepted and agreed to

this _________ day of ______, 2000.        this __________  day of ______, 2000.

By: _______________________                By:  ______________________________

      Name:  ________________________     Name:  _________________________

      Title:  ________________________    Title:  ________________________